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                                                                    EXHIBIT 4.9

                            STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT, dated as of November 1, 1997 (the "Agreement"), is made by and between Geoffrey Tirman ("Tirman"), and COMMODORE ENVIRONMENTAL SERVICES, INC., a Delaware corporation, having an address at 150 East 58th Street, Suite 3400, New York, New York 10155 ("CES").

                             W I T N E S S E T H:

     WHEREAS, CES has agreed to grant to Tirman an option (the "Option") to buy shares of common stock of CES (the "Common Stock") and Tirman hereby accepts the said Option; and

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, CES and Tirman do hereby agree as follows:

     1. The Option. CES hereby grants to Tirman the Option to purchase from CES 25,000 shares of the Common Stock (the "Full Exercise Amount") at any time during the period commencing on November 1, 1997 and terminating on December 31, 2000 (the "Exercise Period"), at the exercise price per share of Thirty Seven and 50/100 Cents ($0.375) subject to adjustment as hereinbelow set forth (the "Option Exercise Price").

     2. Duration of Option. The Option shall expire and all rights to purchase shares pursuant thereto shall cease at 5:00 p.m., New York City time, on the last day of the Exercise Period (the "Expiration Date").

     3. Designation as Nonqualified Option. The option is designated as "Nonqualified Option," which term, as used herein, shall mean an option not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     4. Exercise of Option. Tirman may exercise the Option by delivering to CES a notice specifying the number of shares of Common Stock with respect to which the Option is being exercised (the "Shares") in each calendar year, which Notice shall include payment in full of the Option Exercise Price for such Shares (the "Option Exercise"). Such payment shall be made by certified or bank check drawn on a bank which is a member of the Federal Reserve and payable to the order of CES.

     5. Condition to Exercise. The Option shall be fully exercisable by Tirman without any restrictions.

     6. Nontransferability. The Option shall not be transferable other than by will or the laws of descent and distribution and may not be exercised by anyone other than Tirman; provided, that if Tirman dies or becomes incapacitated, the Option may be exercised by Tirman's estate, legal representative or beneficiary, as the case may be, subject to all other terms and conditions contained in the Agreement.

     7. Issuance of Shares; Restrictions. (a) Subject to the conditions and restrictions provided in this Section 7, CES shall, within 20 business days after the Option has been duly exercised in whole or in part, deliver to Tirman one or more certificates, registered in the name of Tirman, for the number of the Shares with respect to which the Option has been exercised. CES may legend any stock certificate issued hereunder to reflect any restrictions provided under applicable state securities or other laws as determined by counsel to CES, as well as any other restrictions provided for in this Section 7.

     (b) Legend. All shares issued to Tirman pursuant to the Option Exercise shall bear the following legend:

        "The Shares evidenced by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until registered under the securities laws, or unless, in the option of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with such laws."

     (c) Anything contained herein to the contrary notwithstanding, CES shall not be obligated to sell or issue any shares of Common Stock pursuant to the exercise of the Option unless and until (i) CES is satisfied that such sale or issuance complies with all applicable provisions of the Securities Act of 1933 and all other laws or
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regulations by which CES is bound or to which CES or such shares are subject
(including all applicable state securities or other laws) and (ii) if Tirman has not already done so, Tirman executes and delivers a subscription agreement in the form then being utilized by CES with respect to employee-stockholders which covers the shares of Common Stock acquired pursuant to the exercise of the Option.

     8. Adjustments to Shares Subject to Option. The number of shares of Common Stock covered by the Option, and the Option Exercise Price and the type of securities subject to the Option Exercise Price and the type of securities subject to the Option shall be proportionately and equitably adjusted for any increase or decrease in the number of issued shares of Common Stock, or any change in the type of securities subject to the Option, resulting from a stock-split or other subdivision, any other consolidation of shares of the Common Stock, any other capital adjustment of the shares of Common Stock, any exchange or conversion of the Common Stock for other securities, or the payment of a stock dividend upon the shares of Common Stock subject to the Option.

     9. Complete Agreement; Amendments. This Agreement constitutes the complete understanding and agreement among the parties hereto, and no alteration, amendment or modification of any of the terms or provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each of said parties. This Agreement supersedes and terminates any and all prior agreements and understandings among the parties hereto relating to the subject matter hereof.

     10. Severability. In the event that any provision or provisions of this Agreement shall hereafter be declared to be invalid or unenforceable in whole or in part; such invalidity or unenforceability shall not affect any provisions of this Agreement or portions of such provisions not rendered invalid or unenforceable, which provisions or portions of such provisions shall continue in full force and effect.

     11. Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, personal representatives and permitted assigns of the respective parties hereto.

     12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereunder.

     13. Notice. All notices, offers, acceptances and the communications to be made, served or given under or pursuant to the terms hereof shall be in writing and shall be sent (i) by registered or certified mail, return receipt requested, postage prepaid, (ii) personally delivered, or (iii) delivered by telecopy, to any party at the address set forth at the beginning of this Agreement for such party. Any party hereto may change the address to which each such notice or communication shall be sent by giving written notice to the other part hereto of such changed address. Notice shall be deemed upon given hand delivery, transmission by telecopy, or five (5) days following deposit in the United States mail (prepaid, return receipt requested).

     14. Headings. The headings in this Agreement are intended solely for ease of reference and shall be given no effect in the construction or interpretation of this Agreement.

                                     COMMODORE ENVIRONMENTAL SERVICES, INC.



                                     By: /s/ Michael D. Fullwood
                                       ----------------------------------------

                                     /s/ Geoffrey Tirman
                                     ------------------------------------------
                                     GEOFFREY TIRMAN